EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: Richard B. Hurd, President and Chief Executive Officer
TELEPHONE: (414) 421-8200

1895 BANCORP OF WISCONSIN ANNOUNCES RESULTS OF
OFFERING AND CLOSING DATE OF REORGANIZATION

Greenfield, Wisconsin, January 4, 2019: 1895 Bancorp of Wisconsin, Inc. (the “Company”), the proposed holding company for PyraMax Bank, FSB (the “Bank”), announced today that it expects to sell 2,145,738 shares of common stock in the subscription offering (including 175,528 shares to be issued to the Bank’s employee stock ownership plan “ESOP”) at $10.00 per share, for gross offering proceeds of approximately $21.5 million in its subscription offering.  In addition, 48,767 shares and $100,000 will be contributed to a newly formed charitable foundation, 1895 Bancorp of Wisconsin Community Foundation.
As previously disclosed, the Company will issue 45% of its to-be-outstanding shares to eligible depositors, the ESOP and 1895 Bancorp of Wisconsin Community Foundation, and 55% of its shares to 1895 Bancorp of Wisconsin, MHC, a federal mutual holding company.
All eligible depositors of the Bank who properly submitted orders for stock in the subscription offering will have their orders for stock accepted in full.   If you are a subscriber and would like to confirm your allocation, allocation information is available online at https://allocations.kbw.com.  You also may contact the Stock Information Center at 1-(877) 643-8217 from 9:00 a.m. to 3:00 p.m., Central Time, Monday through Friday.

The transaction is expected to close on Tuesday, January 8, 2019.  Trading is expected to begin on the Nasdaq Capital Market on January 9, 2019 under the trading symbol “BCOW.” Direct Registration Statements reflecting the shares purchased in the offering will be mailed to subscribers promptly following the closing.

Luse Gorman, PC, Washington, D.C., served as special counsel to the Company and the Bank for the reorganization and offering.  Keefe, Bruyette & Woods, Inc., a Stifel Company, acted as selling agent in the subscription offering and served as financial advisor to the Company and the Bank in connection with the reorganization and offering.  Silver, Freedman, Taff & Tiernan LLP, Washington, D.C., served as counsel to Keefe, Bruyette & Woods, Inc.

PyraMax Bank, FSB was established in 1895 and conducts its business from its headquarters in Greenfield, Wisconsin.  Its banking office network currently has six full service banking offices in Milwaukee County (one of which, as indicated in the Company’s prospectus dated November 6, 2018, is expected to be sold this month), two full service banking offices in Waukesha County and one full service banking office in Ozaukee County, Wisconsin.

The shares of common stock are not deposits or savings accounts, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This release contains certain forward-looking statements based on current expectations, estimates and projections about the Company’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.